Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-211062-04

March 2, 2017

The Connecticut Light and Power Company

doing business as Eversource Energy

Pricing Term Sheet

Issuer:	The Connecticut Light and Power Company doing business as Eversource Energy
Security:	$300,000,000 3.20% First and Refunding Mortgage Bonds, 2017 Series A, due 2027.
Principal Amount:	$300,000,000
Maturity Date:	March 15, 2027
Coupon:	3.20%
Benchmark Treasury:	2.25% due February 15, 2027
Benchmark Treasury Price / Yield:	97-28+ / 2.490%
Spread to Benchmark Treasury:	75 basis points
Yield to Maturity:	3.240%
Price to Public:	99.660% of the principal amount
Interest Payment Dates:	Semi-annually on March 15 and September 15 of each year, commencing on September 15, 2017.
Redemption Provisions:	Make-whole call at any time prior to December 15, 2026 (three months prior to the Maturity Date) at a discount rate of Treasury plus 15 basis points and on or after such date at par
Trade Date:	March 2, 2017
Settlement Date**:	March 10, 2017 (T+6)
CUSIP / ISIN:	207597 EJ0 / US207597EJ05
Ratings*:	A2 (Moody’s); A+ (S&P); A+ (Fitch)
Joint Book-Running Managers:	Barclays Capital Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC
TD Securities (USA) LLC
U.S. Bank Investments, Inc.
Senior Co-Manager:	PNC Capital Markets LLC
Co-Manager:	Samuel A. Ramirez & Company, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade bonds prior to the date that is three business days before the settlement date will be required, by virtue of the fact that the bonds initially will settle T+6 (on  March 10, 2017) to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.  Purchasers of bonds who wish to trade bonds prior to the date that is three business days before the settlement date should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847; by calling Goldman, Sachs & Co. collect at (866) 471-2526; or by calling J.P. Morgan Securities LLC collect at 1-212-834-4533.